PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into as of December 16, 2014 (the “Effective Date”) by and between 1600 MURCHISON, LLC, a Delaware limited liability company (“Seller”), INTEGRATED HEALTH SERVICES AT HANOVER HOUSE, INC., a Delaware corporation (“Existing Operator”), and GLOBAL HEALTHCARE REIT, INC.,  a Utah corporation (or its designated affiliate) (“Purchaser”).

WITNESSETH:

WHEREAS, Seller owns certain land, buildings, improvements, furniture, fixtures and equipment comprising the skilled nursing facility located at 1600 Murchison Road, El Paso, Texas, consisting of 187 licensed beds and commonly known as “Mountain View Healthcare” (the “Facility”); and

WHEREAS, Seller owns various equipment, personal property and other assets related to the operation of the Facility; and

WHEREAS, Seller leases the Facility to Lyric 12 Facilities Master Tenant, LLC, a Delaware limited liability company (the “Master Tenant”), pursuant to the terms and provisions of that certain Master Lease, dated as of December 28, 2012 (the “Master Lease”), by and among Landlords (as defined in the Master Lease) and Master Tenant; and

WHEREAS, Master Tenant subleases the Facility to Existing Operator, pursuant to the terms and provisions of that certain Sublease Agreement, dated as of December 28, 2012 (the “Sublease”), by and between Master Tenant and Existing Operator; and

WHEREAS, Seller and Existing Operator desire to sell all of their rights, title and interests in and to the Facility to Purchaser, and Purchaser desires to purchase all of Seller’s and Existing Operator’s right, title and interest in and to the Facility from Seller and Existing Operator, subject to and upon the terms and conditions hereinafter set forth; and

WHEREAS, at or prior to the Closing (as hereinafter defined), Existing Operator and Purchaser (or its designee) shall enter into an Operations Transfer Agreement (the “OTA”), to further provide for a smooth and orderly transition of the operations of the Facility from Existing Operator to Purchaser (or its designee) on the Closing Date (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller, Existing Operator and Purchaser, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1

Capitalized Terms.  Capitalized terms used in this Agreement shall have the meanings set forth below or in the section of this Agreement referred to below.  Such terms, as so defined, shall include in the singular, the plural, and in the plural, the singular.

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“Agreement”  shall mean this Purchase and Sale Agreement, together with all Schedules and Exhibits attached hereto, as it and they may be amended from time to time as herein provided.

“Business Day”  shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Georgia are authorized by law or executive action to close.

“Closing”  shall mean the closing of the transaction contemplated by this Agreement.

“Closing Date”  shall mean January 16, 2015.

“Contracts”  shall mean all service contracts, equipment leases, booking agreements, warranties and guaranties, and other arrangements or agreements which relate exclusively to the ownership, repair, maintenance, management, leasing or operation of the Facility.

“Deposit”  shall mean the amount of One Hundred Thousand Twenty-Five and 00/100s Dollars ($125,000.00), plus any additional amount deposited by Purchaser pursuant to Section 2.2 hereof.

“Disclosure Schedules” shall mean the schedules prepared by Seller and Existing Operator with respect to exceptions to Seller’s and Existing Operator’s representations and warranties under Article VI of this Agreement and delivered to Purchaser at least ten (10) Business Days prior to the expiration of the Inspection Period.

“Effective Date”  shall have the meaning given such term in the opening paragraph to this Agreement.

“Escrow Agent”  shall mean Gregory D. Hughes as agent for the Title Company.

“Environmental Law”  shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, including the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Sections 466 et seq.), the Safe Drinking Water Act Sections 1401 (14 U.S.C. Section 1450), the Hazardous Materials Transportation Act (79 S.S.C. Sections 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601-2629) and any other federal, state, or local law, regulation, or ordinance.

“FF&E”  shall mean, collectively, all appliances, machinery, devices, fixtures, equipment, furniture, furnishings, partitions, signs or trade fixtures or other tangible personal property owned by Seller and/or Existing Operator and located at the Facility.

“Facility Records”  shall mean ~~all files and records pertaining to the residents and employees of the Facility which are located at the Facility on the Closing Date.~~

“HIPAA”  shall mean the Health Insurance Portability and Accountability Act of 1996, as it may be amended from time to time.

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“Hazardous Substance”  shall mean any chemical, substance, material, object, condition, or waste harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness, or other harmful or potentially harmful properties or effects, including, without limitation, petroleum or petroleum products, and all of those chemicals, substances, materials, objects, conditions, wastes, or combinations of them which are now or become listed, defined or regulated in any manner by any Environmental Law.

“Improvements”  shall mean, collectively, all buildings and other structures and improvements situated on, affixed or appurtenant to the Land on which the Facility is located.

“Inspection Period”  shall mean the period beginning on the Effective Date and expiring at 5:00 p.m. eastern time on the forty-fifth day after the Effective Date.

“Intangible Property”  shall mean all transferable intangible property owned by the Existing Operator and arising from or used in connection with the ownership, use, operation or maintenance of the Real Property or FF&E related to the Facility, including, without limitation, any names or other marks used exclusively in connection therewith and only to the extent such Existing Operator’s interest therein is freely assignable or transferable; provided, however, in no event shall the “Intangible Property” include any cash on hand or any accounts related to the Facility or its operation.

“Inventory”  shall mean, collectively, any consumables, inventories, stocks, supplies and other related items which are used in connection with the use, operation or maintenance of such Facility or the provision of services to the residents of the Facility.

“Land”  shall mean the parcel or parcels of land described on Exhibit “A” attached hereto on which the Facility is located, together with all appurtenances thereto.

“Properties”  shall mean, collectively, all of Seller’s and Existing Operator’s rights, title and interests in and to the Real Property, the FF&E, the Inventory, the Intangible Property, the Contracts, the Resident Agreements and the Resident Trust Funds related to the Facility.  The term Properties shall specifically exclude Seller’s and/or Existing Operator’s cash balances and accounts receivable and all Contracts which are not being assumed by Purchaser in accordance with Section 8.1(c).

“Purchase Price”  shall mean Eight Million Two Hundred Nine Thousand Seven Hundred Nineteen and 00/100s Dollars ($8,209,719.00).

“Purchaser”  shall have the meaning given such term in the opening paragraph to this Agreement, together with any of its permitted successors and assigns.

“Real Property”  shall mean, collectively, the Land and the Improvements related to the Facility.

“Resident Agreements”  shall mean, collectively, all resident agreements or other contracts or arrangements for the use or occupancy of any units, beds or other facilities provided, meals served, goods sold or services rendered, in each case, on or at the Facility.

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“Resident Trust Funds”  shall mean, collectively, all resident trust funds held by Existing Operator for the Facility as of the Closing Date.

“Surviving Obligations”  shall mean all of the obligations and liabilities of Purchaser, on the one hand, or either Seller and/or Existing Operator, on the other hand, which expressly survive the Closing or any termination of this Agreement.

“Tax Code”  shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as from time to time amended.

“Title Company”  shall mean Chicago Title Insurance Company or such other reputable national title insurance company as may be selected by Purchaser.

ARTICLE 2
PURCHASE AND SALE; CLOSING

2.1

Purchase and Sale.  In consideration of the payment of the Purchase Price by Purchaser to Seller and for other good and valuable consideration, Seller and Existing Operator hereby agree to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller and Existing Operator, all of Seller’s and Existing Operator’s rights, title and interests in and to the Properties for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

2.2

Closing.  If the closing conditions in Section 4 and Section 5 are satisfied, the purchase and sale of the Properties shall be consummated on the Closing Date by the release of the documents and funds held in escrow by the Escrow Agent.  If on or before the Closing Date, Purchaser or its designee has not obtained all necessary licenses, ceritificates, permits and approvals to operate the Facility on and after the Closing Date, then on the Closing Date Purchaser shall lease the Facility to Existing Operator for $25,000 per month rent until the earlier to occur of the date Purchaser or its designee obtains all necessary licenses, certificates, permits and approvals to operate the Facility or March 31, 2015, pursuant to the terms and provisions of a lease in the form of Exhibit “F” attached hereto (the “Interim Lease”).

2.3

Purchase Price.   The aggregate purchase price to be paid for the Properties shall be the Purchase Price.  The Purchase Price shall be paid as follows:

(a)

Deposit.  Within three (3) Business Days following the Effective Date, Purchaser shall deposit the Deposit with the Escrow Agent by wire transfer of immediately available funds.

(b)

Cash Consideration.  The sum of Eight Million Two Hundred Nine Thousand Seven Hundred Nineteen and 00/100s Dollars ($8,209,719.00) (including the Deposit and Extension Fee (if applicable)), subject to adjustment as provided in Article 9, shall be deposited into escrow with the Escrow Agent by wire transfer of immediately available funds and released to Seller at the Closing.

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2.4

Duties of Escrow Agent.

(a)

Holding of Deposit.  The Escrow Agent shall hold the Deposit in a non-interest bearing account and shall pay the Deposit to the party entitled thereto in accordance with the terms of this Agreement.

(b)

IRS Real Estate Sales Reporting.  The Escrow Agent shall act as “the person responsible for closing” the transactions contemplated hereby pursuant to Section 6045(e) of the Tax Code, and the Escrow Agent shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of said Section 6045(e).

(c)

Escrow Agreement.  Simultaneously with the execution and delivery of this Agreement, Seller, Purchaser and Escrow Agreement shall execute and deliver an escrow agreement in the form attached hereto as Exhibit “B”.

ARTICLE 3
DILIGENCE

3.1

Inspections and Other Diligence Activities.

(a)

Property Inspections.  During the Inspection Period and thereafter until the Closing or the earlier termination of this Agreement, Seller shall permit Purchaser and its representatives to conduct non-invasive physical inspections of the Properties; provided, however, Purchaser shall not be permitted to perform any environmental investigations or invasive testing which are beyond the scope of typical so-called “Phase I” investigation without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed.  In connection with any invasive tests and studies by Purchaser, Seller may request and require Purchaser to obtain general liability insurance with Seller as a named insured in amounts and coverages reasonably required by Seller prior to Purchaser conducting any such invasive tests or studies.   Except for the administrator of the Facility (whom Purchaser may contact, provided that, the regional representative designated by Existing Operator or Compass Pointe is present for all such contacts and communications), Purchaser shall not contact any employees or any residents of the Facility without Existing Operator’s prior written consent prior to the expiration of the Inspection Period.  All such inspections shall be performed in a manner consistent with this Agreement and so as to minimize any interference or disruptions to the residents or the operations of the Facility.  Purchaser shall notify Seller at least one (1) Business Day prior to entering the Facility for the purpose of making any such inspections.  For purposes of the preceding sentence only, notice may be given by e-mail or by telephone to Finbar Scully at fscully@capfundinc.com (email) and (410) 513-8780 (telephone).  Seller, Existing Operator or Seller’s or Existing Operator’s agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Property.

(b)

Diligence Materials.  From and after the Effective Date until the Closing or the earlier termination of this Agreement, Seller and/or Existing Operator shall deliver to Purchaser for Purchaser’s review true, correct and complete copies of any materials pertaining to the Facility that are reasonably requested by Purchaser to the extent such materials are within Seller’s and/or Existing Operator’s possession or control.  Except as otherwise expressly set forth herein, Seller and Existing Operator make no representation or warranty, express or implied,

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with respect to the accuracy or completeness of any materials, reports, data or other information provided by Seller and/or Existing Operator pursuant to or in connection with this Agreement.

(c)

Indemnification.  Purchaser shall indemnify, protect, defend and hold harmless Seller and Existing Operator from and against any and all expenses, losses, claims or damages which Seller and/or Existing Operator suffer as a result of any act or omission of Purchaser or its representatives, agents or contractors in connection with any inspection conducted by Purchaser or its representatives, agents or contractors pursuant to this Agreement.  Purchaser’s obligations under this Section 3.1(c) shall survive the Closing or any earlier termination of this Agreement.

3.2

Termination of Agreement.  Purchaser shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period by giving written notice thereof to Seller (with a copy to Escrow Agent), in which event the Escrow Agent shall return the Deposit to Purchaser and neither party shall have any further rights or obligations hereunder, except the Surviving Obligations.

3.3

Title and Survey.  Within five (5) Business Days following the Effective Date, Seller shall deliver to Purchaser copies of the most recent title policies and surveys of the Real Property that are in Seller’s possession or control (if any).  Purchaser shall have the right to obtain new or updated title commitments and/or surveys for the Real Property and Purchaser shall provide copies of any such updates to Seller within two (2) Business Days after its receipt thereof.  At least five (5) Business Days prior to the expiration of the Inspection Period, Purchaser shall give Seller notice of any title exceptions or other matters set forth on Seller’s title policies or surveys or any updates thereof as to which Purchaser objects in its sole and absolute discretion.  Seller shall have the right, but not the obligation, to remove, satisfy or otherwise cure any such exception or other matter as to which Purchaser so objects.  If Seller is unable or unwilling to take such actions as may be required to cure such objections, Seller shall give Purchaser notice thereof; it being understood and agreed that the failure of Seller to give such notice within three (3) Business Days after its receipt of Purchaser’s notice of objection shall be deemed an election by Seller not to remedy such matters.  If Seller shall be unable or unwilling to remove any title defects (or is deemed to have elected not to remove) to which Purchaser has so objected, Purchaser shall elect either (a) to terminate this Agreement (in whole but not in part) or (b) to proceed to Closing notwithstanding such title defect without any abatement or reduction in the Purchase Price on account thereof.  Purchaser shall make any such election by written notice to Seller given on or prior to the expiration of the Inspection Period; provided, however, if Seller commences to cure a title defect and then elects not to complete such cure, Purchaser shall have the right to terminate this Agreement by written notice to Seller within three (3) Business Days after Seller notifies Purchaser thereof.  The failure of Purchaser to give such notice shall be deemed an election by Purchaser to proceed to Closing in accordance with clause (b) above.  If Purchaser terminates this Agreement in accordance with this Section 3.3, Escrow Agent shall return the Deposit to Purchaser and neither party shall have any further rights or obligations hereunder, except with respect to the Surviving Obligations.

3.4

Confidentiality, Etc.  Purchaser shall not disclose or otherwise use any data or other information concerning the Facility for any purpose other than for evaluating the Facility in the course of its due diligence as provided herein, and Purchaser shall keep all such data and information strictly confidential.  Notwithstanding the foregoing, Seller and Existing Operator

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acknowledge that Purchaser may disclose (i) such data and information by furnishing copies thereof to third party consultants in the normal course of Purchaser’s due diligence provided that such consultants agree to abide the terms and conditions of this Section 3.4 and/or (ii) the terms of this Agreement as may be required for any regulatory filings.  Purchaser shall indemnify, defend, protect and hold harmless Seller and Existing Operator from and against any loss, claim, damage or expense which Seller and/or Existing Operator may incur as a result of any breach by Purchaser or any third party of the terms and conditions of this Section 3.4.  This Section 3.4 shall survive any termination of this Agreement.

3.5

Return of Materials.  If the Closing does not take place as herein contemplated for any reason, Purchaser shall promptly return all materials delivered to it by Seller and/or Existing Operator pursuant to this Agreement, and Seller shall also deliver to Purchaser copies of any reports, surveys, data or other information obtained by Purchaser in connection with its diligence hereunder without any representation or warranty whatsoever.

ARTICLE 4
CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

The obligation of Purchaser to acquire the Properties shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

4.1

Closing Documents.  Seller and/or Existing Operator shall have delivered to Escrow Agent and shall have authorized and directed Escrow Agent to record or release to Purchaser (as applicable) the following:

(a)

Deed.  A limited warranty deed with respect to the Real Property in proper statutory form for recording and in the form of Exhibit C attached hereto (the “Deed”), duly executed and acknowledged by Seller;

(b)

Bill of Sale.  A bill of sale, duly executed by Seller and Existing Operator with respect to Seller’s and Existing Operator’s rights, title and interests in and to the FF&E related to the Facility, in the form Exhibit D attached hereto;

(c)

Assignments.  An assignment and assumption agreement(s), in the form of Exhibit E attached hereto, duly executed by Existing Operator, with respect to Existing Operator’s rights, title and interests in and to the Contracts Purchaser elects to assume at Closing and all Intangible Property at the Facility;

(d)

Interim Lease.  If Purchaser or its designee has not obtained the necessary licenses, certificates, permits and approvals to operate the Facility on and after the Closing Date, then Existing Operator shall execute and deliver to Escrow Agent two (2) original copies of the Interim Lease;

(e)

FIRPTA.  A so-called “FIRPTA” affidavit pursuant to Section 1445 of the Tax Code, duly executed by Seller;

(f)

Settlement Statement.  A settlement statement showing the Purchase Price and all adjustment thereto in accordance with the terms and conditions of this Agreement, which

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settlement statement shall be in a form and substance reasonably satisfactory to Seller and Purchaser, duly executed by Seller.

(g)

Original Documents.  To the extent the same are in Existing Operator’s possession or control, original, fully executed copies of the Resident Agreements.

(h)

Title Affidavits.  Such usual and customary affidavits and indemnities as the Title Company may reasonably require, including, without limitation, a so-called owner’s affidavit in such form as will permit the Title Company to issue its title policy without exceptions for parties-in-possession (other than the residents under Resident Agreements) or mechanic’s liens.

(i)

Other Conveyance Documents.  Such other conveyance documents and instruments as Purchaser, Seller or the Title Company may reasonably require and as are consistent with this Agreement and are customary in like transactions in the State of Georgia, including, without limitation, a GAP indemnity.

4.2

Licenses and Permits, Etc.  Purchaser (or its designee) shall have obtained all necessary licenses, certificates, permits and approvals (or assurances reasonably satisfactory to Purchaser that all such necessary licenses, certificates, permits and approvals shall be issued retroactively as of the Closing Date) from all Federal, state and local regulatory agencies required to acquire, own, lease, manage and operate the Facility in the manner currently operated.

4.3

Representations and Warranties.  All representations and warranties of Seller and Existing Operator herein shall be true, correct and complete in all material respects on and as of the Closing Date, and Seller and Existing Operator shall certify in writing at the Closing that each of the representations and warranties made by Seller and Existing Operator herein are true, correct and complete in all material respects on and as of the Closing Date.

4.4

Seller’s and Existing Operator’s Covenants.  Seller and Existing Operator shall have performed in all material respects all covenants and obligations required to be performed by Seller and/or Existing Operator on or before the Closing Date.

4.5

Condition of Property.  The Facility shall, on the Closing Date, be in substantially the same condition as it was on the Effective Date, normal wear and tear excepted; provided, however, if a casualty or condemnation occurs with respect to the Facility, Article 10 shall govern the rights and obligations of the parties hereunder.

4.6

Title Policy.  The Title Company shall be committed, subject only to payment of its usual and customary premium at the Closing, to issue a title policy to Purchaser insuring that fee simple title to the Real Property on which the Facility is located is vested in Purchaser.

4.7

OTA.  Existing Operator and Purchaser (or its designee) shall have entered into the OTA, the OTA shall be in full force and effect, and the consummation of the transactions contemplated by the OTA shall occur simultaneously with the Closing under this Agreement.

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4.8

Release.  The Facility shall, on the Closing Date, be released from the terms and conditions of the Master Lease and Seller shall provide to Purchaser satisfactory evidence of such release executed by Seller and Seller’s lender.

4.9

Closing Under Other Purchase Agreements.   The closing of the transactions contemplated under those purchase and sale agreements more particularly described in Schedule “4.9” attached hereto (the “Other Purchase Agreements”) shall occur simultaneously with the Closing.  [***Note:  if Purchaser elects to assume the HUD Loan, delete this paragraph and replace with the following:  The closing of the transactions contemplated under those purchase and sale agreements more particularly described in Schedule “4.9” attached hereto (the “Other Purchase Agreements”) shall have occurred on or before the Closing Date.****]

ARTICLE 5
CONDITIONS TO SELLER’S AND EXISTING OPERATOR’S OBLIGATION TO CLOSE

The obligation of Seller and Existing Operator to convey the Properties to Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

5.1

Purchase Price.  Purchaser shall have delivered the Purchase Price to Escrow Agent pursuant to the terms and provisions of Section 2.3 and shall have authorized and directed Escrow Agent to pay the same to Seller.

5.2

Closing Documents.  Purchaser shall have delivered to Escrow Agent duly executed and acknowledged counterparts of the documents described in Section 4.1, where applicable, and shall have authorized and directed Escrow Agent to release the same to Purchaser.

5.3

Representations and Warranties.  All representations and warranties of Purchaser herein shall be true, correct and complete in all material respects on and as of the Closing Date, and Purchaser shall certify in writing at the Closing that each of the representations and warranties made by Purchaser herein are true, correct and complete in all material respects on and as of the Closing Date.

5.4

Purchaser’s Covenants.  Purchaser shall have performed in all material respects all covenants and obligations required to be performed by Purchaser on or before the Closing Date.

5.5

OTA.  Existing Operator and Purchaser (or its designee) shall have entered into the OTA, the OTA shall be in full force and effect, and the consummation of the transactions contemplated by the OTA shall occur simultaneously with the Closing under this Agreement.

5.6

Closing Under Other Purchase Agreements.   The closing of the transactions contemplated under the Other Purchase Agreements shall occur simultaneously with the Closing. [***Note:  if Purchaser elects to assume the HUD Loan, delete this paragraph and replace with the following:  The closing of the transactions contemplated under the Other Purchase Agreements shall have occurred on or before the Closing Date.****]

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ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER AND EXISTING OPERATOR

6.1

Seller’s and Existing Operator’s Representations.  To induce Purchaser to enter into this Agreement, Seller and Existing Operator hereby represent and warrant to Purchaser as follows:

(a)

Status and Authority.  Seller is a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation, and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.  Existing Operator is a corporation duly formed, validly existing and in good standing under the laws of its state of formation, and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.

(b)

Action.  Each of Seller and Existing Operator has taken (or will have taken prior to Closing) all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of this Agreement and/or any document to be delivered by Seller and/or Existing Operator hereunder or thereunder, this Agreement and such document shall constitute the valid and binding obligations and agreements of Seller and/or Existing Operator, as applicable, enforceable against Seller and/or Existing Operator in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)

No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement by Seller and/or Existing Operator, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Properties pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which either Seller or Existing Operator is bound.

(d)

Litigation.  There are no pending investigations, actions or proceedings which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or thereto.  Except as set forth in the Disclosure Schedules, neither Seller nor Existing Operator has received any written notice regarding any pending or threatened litigation or administrative proceedings with respect to any Property which could reasonably be expected to materially adversely affect the Properties or the Facility or Seller’s or Existing Operator’s right to enter into this Agreement or to consummate the transactions contemplated by this Agreement.  Except as set forth in the Disclosure Schedules, neither Seller nor Existing Operator is subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, agency, board, bureau or instrumentality issued or entered in a proceeding to which Seller, Existing Operator or the Facility is or was a party which is binding upon the Facility, including, without limitation, any uncorrected license deficiencies, restrictions or limitations related to the operation of the Facility.

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(e)

Notices of Violation.  Except as set forth in the Disclosure Schedules or otherwise disclosed to Purchaser in writing, as of the Effective Date, Seller has not received any written notice from any governmental authority claiming that any of the Properties is in material violation of any applicable law, code, rule, regulation, ordinance, license or permit (including, without limitation, any Environmental Law).

(f)

Intentionally Omitted.

(g)

Covered Entity.  Existing Operator is a “covered entity” for HIPAA purposes.

(h)

Hazardous Substances.  To Seller’s knowledge, Seller has not unlawfully used, generated, transported, treated, constructed, deposited, stored, disposed, placed or located at, on, under or from the Property any flammable explosives, radioactive materials, hazardous or toxic substances, materials or wastes, pollutants or contaminants defined, listed or regulated by any applicable local, state or federal environmental laws in material violation of any such environmental laws where such violation could reasonably be expected to have a material adverse effect on the Facility.

(i)

Survey Deficiencies.  Except as set forth in the Disclosure Schedules, there are no deficiencies described in any survey of the Facility conducted by any state or federal governmental authority that has not been corrected or otherwise remedied.

(j)

Governmental Investigations. Except as set forth in the Disclosure Schedules, there are no actions, suits or arbitrations, legal or administrative proceedings or investigations pending against Existing Operator or the Facility, and to the Existing Operator’s knowledge, no actions, suits or arbitrations, legal or administrative proceedings or investigations are contemplated or threatened against Existing Operator in connection with the Facility, nor is any basis known by Existing Operator to exist for any such action or for any governmental investigations relating to the Facility including, without limitation, any denials of payments or civil monetary payments.

(k)

Medicare / Medicaid Compliance. Existing Operator has complied in all material respects with each, and is not in violation of any, law, to which it or the Facility is subject, and have not failed to obtain any permit, or other governmental authorization or inspection necessary to the ownership and/or operation of the Facility including, the federal Medicare and/or Medicaid statutes. Except as set forth in the Disclosure Schedules, Existing Operator has not received any notice of any violations of any law, nor does Existing Operator have knowledge of any such violations.

(l)

Health Care Providers. In connection with the Facility, Existing Operator and each employee or individual or entity furnishing healthcare related services under arrangement (collectively, the “Health Care Providers”), to the extent required, is, to the Existing Operator’s knowledge, licensed under the applicable laws of their state and, to the Existing Operator’s  knowledge, each Health Care Provider has complied with all laws, relating to the rendering of health care services. To the Existing Operator’s knowledge, no Health Care Provider has:

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(i)

     had his or her professional license, Drug Enforcement Agency number or Medicare or Medicaid provider status, or participation in any other healthcare plan of a third-party payor suspended, relinquished, terminated or revoked;

(ii

)   been reprimanded, sanctioned or disciplined by any licensing  board or any federal, state or local society, agency, regulatory body, governmental authority, hospital, third-party payor or specialty board;

(iii) had a final judgment or settlement entered against him or her in connection with a malpractice or similar action;

(iv)

   has engaged in, undertaken or accused, charged or convicted of  criminal conduct or act; or

(v)  Neither Existing Operator nor any of its respective partners, officers, directors, employees, agents or affiliates has offered, paid, or agreed to pay to any person, including any governmental official, or solicited, received or agreed to receive from any such person, directly or indirectly, any money or anything of value for the purpose or with the intent of obtaining or maintaining business for Existing Operator or otherwise affecting the business, operations, prospects, properties, or condition (financial or otherwise) of Existing Operator, and which is or was in violation of any law, or not properly and correctly recorded or disclosed on the books and records of Existing Operator.

(m) Recoupment.  Except as set forth in the Disclosure Schedules, no notice of suspension, recoupment, sanction or any other material offsets against future reimbursements, denials of payment or civil monetary penalties, under or pursuant to Medicare or Medicaid Program (the “Program”) has been received by Existing Operator, nor is there any basis therefor. With respect to the Program, except as set forth in the Disclosure Schedules, there are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to recoup past or present reimbursements for any material amounts.  Except as set forth in the Disclosure Schedules, Existing Operator has not been subject to or threatened with any loss as a result of any utilization review denials with respect to the Program or any third-party payors during the past twelve (12) months, nor has Existing Operator received notice of any pending, threatened or possible decertification or other loss of participation in the Program.

6.2

Knowledge Defined.  All references in this Agreement to “Seller’s knowledge”, “Existing Operator’s knowledge” or words of similar import shall refer to the actual, conscious knowledge of Brian Reynolds and Finbar Scully, without any duty of investigation or inquiry.

6.3

Survival.  The representations and warranties made in this Agreement by Seller and Existing Operator shall be continuing and shall be deemed remade as of the Closing Date, with the same force and effect as if made on, and as of, such date, subject to Seller’s and/or Existing Operator’s right to update such representations and warranties by written notice to Purchaser prior to the Closing Date.  All representations and warranties made in this Agreement by Seller and/or Existing Operator shall survive the Closing for a period of one (1) year.  Purchaser must notify Seller and Existing Operator of any alleged breach of any representation on or before the day preceding the first anniversary of the Closing Date, and no action or

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proceeding may be commenced against Seller and/or Existing Operator for any breach of any representation or warranty after the day preceding the first anniversary of the Closing Date.

6.4

AS-IS.

  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER SELLER NOR EXISTING OPERATOR HAS MADE, AND PURCHASER HAS NOT RELIED UPON, ANY INFORMATION, PROMISE, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE PROPERTIES OR THE FACILITY, WHETHER MADE BY SELLER AND/OR EXISTING OPERATOR, INCLUDING, WITHOUT LIMITATION, ANY INFORMATION, PROMISE, REPRESENTATION OR WARRANTY REGARDING THE PHYSICAL CONDITION OR VALUE OF THE PROPERTIES OR THE FACILITY, THE FINANCIAL CONDITION OF THE RESIDENTS UNDER THE RESIDENT AGREEMENTS, TITLE TO OR THE BOUNDARIES OF ANY OF THE PROPERTIES OR THE FACILITY, PEST CONTROL MATTERS, SOIL CONDITIONS, THE PRESENCE, EXISTENCE OR ABSENCE OF HAZARDOUS SUBSTANCES, TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, MARKET DATA, ECONOMIC CONDITIONS OR PROJECTIONS, AND ANY OTHER INFORMATION PERTAINING TO ANY OF THE PROPERTIES, THE FACILITY OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH THEY MAY BE LOCATED AND SELLER AND EXISTING OPERATOR EXPRESSLY DISCLAIM ALL WARRANTIES RELEVANT TO THE PROPERTIES OR THE FACILITY, EITHER EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND SUITABILITY FOR ITS INTENDED USE.  PURCHASER ACKNOWLEDGES THAT (A) PURCHASER IS A SOPHISTICATED OWNER AND OPERATOR OF PROPERTIES AND FACILITY SIMILAR TO THE PROPERTIES AND FACILITY, (B) PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OR THAT OF THIRD PARTIES WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTIES AND THE FACILITY AND (C) PURCHASER IS NOT RELYING UPON ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND, AND IS ACQUIRING THE PROPERTIES AND FACILITY IN “AS IS, WHERE IS” CONDITION, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF PURCHASER

7.1

Representations of Purchaser.  To induce Seller and Existing Operator to enter in this Agreement, Purchaser represents and warrants to Seller and Existing Operator as follows:

(a)

Status and Authority of Purchaser.  Purchaser is a corporation duly formed, validly existing and in good standing under the laws of its state of formation, and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.

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(b)

Action of Purchaser, Etc.  Purchaser has taken (or will have taken prior to Closing) all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of this Agreement and/or any document to be delivered by Purchaser hereunder or thereunder, this Agreement and such documents shall constitute the valid and binding obligations and agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)

No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the assets of Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

(d)

Litigation.  No investigation, action or proceeding is pending and, to Purchaser’s knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or thereto.

(e)

Covered Entity.  Purchaser is a “covered entity” for HIPAA purposes.

7.2

Survival.  The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade as of the Closing Date, with the same force and effect as if made on, and as of, such date.  All representations and warranties made in this Agreement by Purchaser shall survive the Closing for a period of one (1) year.  Seller and/or Existing Operator must notify Purchaser of any alleged breach of any representation on or before the day preceding the first anniversary of the Closing Date, and no action or proceeding may be commenced against Purchaser for any breach of any representation or warranty after the day preceding the first anniversary of the Closing Date.

ARTICLE 8
COVENANTS

8.1

Seller’s and/or Existing Operator’s Covenants.  Seller and/or Existing Operator hereby covenant with Purchaser between the Effective Date and the Closing Date as follows:

(a)

Material Agreements.  Not to enter into, modify, amend or terminate any material agreement with respect to Facility and which Seller or Existing Operator is a party, which would encumber or be binding upon the Facility from and after the Closing Date, without in each instance obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Inspection Period but which may be withheld in Purchaser’s sole and absolute discretion thereafter.

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(b)

Operation of Property.  To continue to own and operate the Facility in a good and businesslike fashion consistent with past practices; provided, however, notwithstanding anything to the contrary contained in this Article 8 or elsewhere in this Agreement, it is expressly understood and agreed that neither Seller nor Existing Operator shall have any obligation to make any capital expenditure with respect to the Facility.

(c)

Contracts.  Prior to the end of the Inspection Period, Purchaser shall notify Seller and Existing Operator in writing which (if any) Contracts Purchaser shall assume.  If Purchaser fails to provide such notice, Purchaser shall not assume any Contracts.

8.2

Licensing.  Purchaser hereby covenants with Seller and Existing Operator between the Effective Date and the Closing Date to use commercially reasonable efforts to obtain all material licenses, certificates, permits and approvals from all Federal, state and local regulatory agencies required to acquire, own, lease, manage and operate the Facility in the manner currently operated.  Seller and Existing Operator hereby covenant to reasonably cooperate with Purchaser, at no out-of-pocket cost or expense to Seller and Existing Operator, in obtaining all such licenses, certificates, permits and approvals.

ARTICLE 9
APPORTIONMENTS

9.1

Real Property Apportionments.

(a)

Prorations.  The following items for the Facility shall be apportioned at the Closing as of 11:59 p.m. on the day immediately preceding the Closing Date:

(i)

real estate taxes and assessments other than special assessments, based on the rates and assessed valuation applicable in the fiscal year for which assessed;

(ii)

municipal assessments and governmental license and permit fees;

(iii)

amounts payable under financing or equipment leases affecting personal property; and

(iv)

all other items of income and expense normally apportioned in sales of properties of the nature and type of the Facility.

If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of a good faith estimate by the parties and reconciled as soon as practicable after the Closing Date but, in any event, no later than forty-five (45) days after the Closing Date.

(b)

Utilities.  Existing Operator shall obtain readings of any water, gas, electric or other utility meters located at the Facility as of the Closing Date, so that all such utilities are transferred over to Purchaser’s own accounts as of the Closing Date, and either Existing Operator or Purchaser, as applicable, shall pay all such invoices related to such party’s period of ownership directly to the applicable utility provider.

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(c)

 Tax Refunds.  If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing Date, the same shall be held in trust by Seller and/or Existing Operator, on the one hand, or Purchaser, on the other hand, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same and the balance, if any, shall be paid to Seller or Existing Operator (for the period prior to the Closing Date) and to Purchaser (for the period commencing with the Closing Date).

(d)

Insurance Policies.  No insurance policies of Seller or Existing Operator are to be transferred to Purchaser, and no apportionment of the premiums therefor shall be made.

(e)

Net Adjustments.  If a net amount is owed by Seller or Existing Operator to Purchaser pursuant to this Section 9.1, such amount shall be credited against the Purchase Price.  If a net amount is owed by Purchaser to Seller or Existing Operator pursuant to this Section 9.1, such amount shall be added to the Purchase Price.

9.2

Closing Costs.

(a)

Purchaser’s Closing Costs.  Purchaser shall pay the following costs in connection with the consummation of the Closing: (i) the premium charges for Purchaser’s title policies and all of the charges for any endorsements thereto and (ii) all other charges incurred by Purchaser in connection with this Agreement (including, without limitation, the fees and expenses of Purchaser’s attorneys and other consultants).

(b)

Seller’s Closing Costs.  Seller shall pay the following costs in connection with the consummation of the Closing: (i) all of the charges and transfer taxes for recording the deeds; (ii) all commissions owed to any broker in accordance with the terms of a separate agreement between Seller and such broker; and (iii) all other charges incurred by the Seller in connection with this Agreement (including, without limitation, the fees and expenses for the Seller’s attorneys and other consultants).

9.3

Survival.  Notwithstanding any term herein to the contrary, the covenants contained in this Article 9 shall survive closing for a period of one year following the Closing Date or such shorter period as may be specified herein and each party’s obligation to pay any applicable closing costs in accordance with Section 9.2 shall survive any earlier termination of this Agreement.

ARTICLE 10
DAMAGE TO OR CONDEMNATION OF PROPERTY

10.1

Casualty.  If, prior to the Closing, all or any material part of the Facility is destroyed or materially damaged by fire or other casualty, Seller shall promptly notify Purchaser of such fact.  In connection with such event, if the estimated cost of repairs for the damage caused by such event are equal to or greater than One Hundred Thousand and no/100 Dollars ($100,000.00), Purchaser shall have the right to terminate this Agreement (in whole but not in part) by giving notice thereof to Seller not later than ten (10) days after receiving Seller’s notice (and, if necessary, the Closing Date shall be extended until the second Business Day after the expiration of such ten-day period).  If Purchaser elects to terminate this Agreement as aforesaid, the Deposit shall be paid to Purchaser, whereupon, this Agreement shall terminate and be of no

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further force and effect and no party shall have any rights or obligations hereunder except for the Surviving Obligations.  If less than a material part of the Facility shall be affected (i.e., the costof repairs for such damage will be less than One Hundred Thousand and no/100 Dollars ($100,000.00) or if Purchaser shall not elect to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller and/or Existing Operator shall assign to Purchaser at the Closing all of Seller’s and/or Existing Operator’s right, title and interest in and to the proceeds, if any, under Seller’s and/or Existing Operator’s insurance policies covering such Property with respect to such damage or destruction and there shall be credited against the Purchase Price the amount of any applicable deductible.

10.2

Condemnation.  If, prior to the Closing, all or any material part of the Facility is taken by eminent domain (or becomes the subject of a pending taking which has not yet been consummated), Seller shall notify Purchaser of such fact promptly after obtaining knowledge thereof.  In connection with such event, if the estimated cost of repairs for the damage caused by such event are equal to or greater than One Hundred Thousand and no/100 Dollars ($100,000.00), Purchaser shall have the right to terminate this Agreement (in whole but not in part) by giving notice thereof to Seller not later than ten (10) days after the giving of Seller’s notice (and, if necessary, the Closing Date shall be extended until the second day after the expiration of such ten-day period).  If Purchaser elects to terminate this Agreement as aforesaid, the Deposit shall be paid to Purchaser, whereupon, this Agreement shall terminate and be of no further force and effect and no party shall have any rights or obligations hereunder except for the Surviving Obligations.  If less than a material part of the Facility shall be affected (i.e., the costof repairs for such damage will be less than One Hundred Thousand and no/100 Dollars ($100,000.00) or if Purchaser shall not elect to terminate this Agreement as aforesaid, the sale of the Facility shall be consummated as herein provided without any adjustment to the Purchase Price (except to the extent of any condemnation award received by Seller prior to the Closing) and Seller shall assign to Purchaser at the Closing all of Seller’s right, title and interest in and to all awards, if any, for the taking, and Purchaser shall be entitled to receive and keep all awards for the taking of the Facility or portion thereof.

ARTICLE 11
INDEMNIFICATION AND DEFAULT

11.1

Seller’s and Existing Operator’s Indemnification.  Seller and Existing Operator will defend, protect, indemnify and hold Purchaser and its members, managers, partners, shareholders, trustees, directors, officers, employees, agents, successors and assigns harmless against and in respect of any and all liability, damage, loss, cost, and expenses (“Losses”) arising out of or otherwise in respect of: (a) any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant made by Seller and/or Existing Operator in this Agreement; (b) the ownership and/or operation of the Facility prior to the Closing Date; and (c) any and all actions, suits, proceedings, audits, judgments, costs, and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 11.1.

11.2

Purchaser’s Indemnification.  Purchaser will defend, protect, indemnify and hold Seller and Existing Operator and their respective members, managers, partners, shareholders, trustees, directors, officers, employees, agents, successors and assigns harmless against and in respect of any and all Losses arising out of or otherwise in respect of:  (a) any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant made by

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Purchaser in this Agreement; (b) the ownership and/or operation of the Facility on and after the Closing Date; (c) any and all actions, suits, proceedings, audits, judgments, costs, and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 11.2.

11.3

Seller Cap.  In no event shall the aggregate liability for indemnification claims paid by Seller and/or Existing Operator pursuant to Section 11.1 exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “Seller Cap”) nor shall Seller and/or Existing Operator be liable for any indemnification obligation under Section 11.1 unless the aggregate amount of Losses suffered by Purchaser exceeds Ten Thousand and No/100 dollars ($10,000.00) (the “Seller Basket”), at which time Seller and/or Existing Operator shall be liable for the amount of any Losses from dollar one; provided, however, that under no circumstances shall the Seller Cap nor the Seller Basket apply to any Loss arising out of or based on fraud, knowing and intentional misrepresentations or knowing and intentional breaches by Seller, Existing Operator or any of their respective officers, employees, directors or agents.

11.4

Purchaser Cap.  In no event shall the aggregate liability for indemnification claims paid by Purchaser pursuant to Section 11.2 exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “Purchaser Cap”) nor shall Purchaser be liable for any indemnification obligation under Section 11.2 unless the aggregate amount of Losses suffered by Seller and/or Existing Operator exceeds Ten Thousand and No/100 dollars ($10,000.00) (the “Purchaser Basket”), at which time Purchaser shall be liable for the amount of any Losses from dollar one; provided, however, that under no circumstances shall the Purchaser Cap nor the Purchaser Basket apply to any Loss arising out of or based on fraud, knowing and intentional misrepresentations or knowing and intentional breaches by Purchaser or any of its officers, employees, directors or agents.

11.5

Default by Seller and/or Existing Operator.  If, on or prior to the Closing, Seller and/or Existing Operator shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if Seller and/or Existing Operator shall fail to perform any of the material covenants and agreements contained herein to be performed by Seller and/or Existing Operator, Purchaser may, as its sole and exclusive remedy at law or in equity, elect to either (a) terminate this Agreement and receive a refund of the Deposit (following which no party shall have any rights or obligations hereunder except for the Surviving Obligations) or (b) pursue a suit for specific performance; provided, however, Purchaser must bring an action for specific performance within sixty (60) days after the occurrence of such Seller and/or Existing Operator default.

11.6

Default by Purchaser.  If, on or prior to Closing, Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if Purchaser shall fail to perform any of the covenants and agreements contained herein to be performed by it, Seller, as its sole and exclusive remedy at law or in equity, may terminate this Agreement and retain the Deposit, as liquidated damages and not as a penalty.  The parties agree that in the event of such a default, it would be extremely difficult or impossible to determine Seller’s actual damages and that the liquidated damages amount is a reasonable estimate thereof.  Following any such termination, no party shall have any rights or obligations hereunder except for the Surviving Obligations.

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11.7

Survival.  Notwithstanding any term herein to the contrary, the terms and provisions of this Article 11 shall survive closing for a period of one year following the Closing Date.

ARTICLE 12
MISCELLANEOUS

12.1

Brokers.  Except as disclosed on Schedule 12.2 hereto neither party has dealt with any broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby.  Each party shall indemnify, defend and hold harmless the other parties from and against any loss, liability or expense, including, without limitation, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party.

12.2

Notices.

(a)

Form of Notices.  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement may be given by the attorneys of the parties and shall be deemed adequately given if in writing.  All such notices shall be delivered either in hand, by facsimile with written confirmation of transmission, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)

Timing of Notices.  All notices shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.  For purposes of any notice given by facsimile, the date of receipt shall be the date of transmission (as confirmed by electronic confirmation of transmission generated by the sender’s machine).

(c)

Notice Addresses.  All such notices shall be addressed,

if to Seller and Existing

Operator, to:

1600 Murchison, LLC

1422 Clarkview Road

Baltimore, Maryland 21209

Attn:  Brian K. Reynolds

Facsimile:  (443) 761-6453

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with a copy to:

Fenigstein & Kaufman

1900 Avenue of the Stars, Suite 2300

Los Angeles, California 90067

Attn:  Steven Rosenfeld

Facsimile:  (310) 556-1346

If to Purchaser, to:

Global Healthcare REIT, Inc.

Two Buckhead Plaza

3050 Peachtree Road NW, Suite 355

Atlanta, Georgia 30305

Attn:  Christopher F. Brogdon

Facsimile No. (404) 842-1899

with a copy to:

Gregory P. Youra, Esq.
Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Pkwy, Suite 1800
Atlanta, Georgia 30339
Facsimile:  (770) 956-1490

If to Escrow Agent, to:

Gregory D. Hughes, Esq.
Hughes White Kralicek

Suite 570 South , 2300 Windy Ridge Parkway

Atlanta, Georgia 30339

Facsimile No.:  (770) 955-0049

(d)

Change of Notice Addresses.  By notice given as herein provided, the parties hereto shall have the right from time to time and at any time to change their respective addresses to any other address within the United States of America effective upon receipt by the other parties of such notice.

12.3

Waivers.  Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof.

12.4

Amendments.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

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12.5

Assignment; Successors and Assigns.  This Agreement and all rights and obligations hereunder shall not be assignable by Purchaser without the prior written consent of Seller, except that Purchaser may assign this Agreement to one or more entities owned and/or controlled, directly or indirectly, by Purchaser upon not less than three (3) Business Days’ prior notice to Seller.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons or entities.

12.6

Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

12.7

Counterparts, Etc.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any such counterparts or signatures may be delivered by facsimile or e-mail (in .pdf format), and any counterparts or signatures so delivered shall be deemed an original counterpart or signature for all purposes related to this Agreement.

12.8

Integration.  This Agreement, the OTA and the documents referenced herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

12.9

Attorneys’ Fees.  Notwithstanding anything contained herein to the contrary, if any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

12.10

Section and Other Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.11

No Presumption Against Drafter.  This Agreement has been extensively negotiated between Seller, Existing Operator and Purchaser and none of the provisions set forth

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herein shall be construed narrowly against either party on the account of the fact that such party (or its attorney) drafted such provision.

12.12

Time of Essence.  Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

12.13

Performance on Business Days.  In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

12.14

Governing Law.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Texas.

12.15

Post-Closing Audit.

(a)

Promptly following the Closing Date, and in no event later than fifteen (15) days following the Closing Date, and at any time thereafter as Purchaser may request, Seller shall provide to Purchaser and its accounting advisors such financial information (the “Financial Information”) related to the business, assets and properties of Seller related to Facility purchased by Purchaser pursuant to this Agreement (the “Purchased Business”) as Purchaser may request in order to enable Purchaser to determine whether it is or would be required to include separate financial statements of the Purchased Business for any periods prior to Closing in the reports filed by Purchaser with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or in a registration statement filed by Purchaser with the SEC under the 1933 Act, in accordance with Regulation S X (“Regulation S-X”) promulgated by the SEC (the “Requirement Financial Statements”).  Seller will provide to Purchaser reasonable access to the records of Seller regarding the Purchased Business, and Seller’s accounting staff and firm(s) will be reasonably available to address any questions of Purchaser and Purchaser’s accounting advisors pertaining to the Financial Information or the Required Financial Statements.

(b)

If Purchaser determines that it is required or advisable to file with the SEC the Required Financial Statements, then Seller shall cooperate fully with Purchaser and its accounting advisors, and Seller’s shall use its commercially reasonable efforts, to cause the Required Financial Statements to be prepared, at Purchaser’s expense, so as to enable Purchaser to file them with the SEC no later than the deadline therefore under the 1934 Act and Form 8-K promulgated by the SEC thereunder, including, without limitation: (i) preparing the Required Financial Statements in accordance with Regulation S-X; (ii) causing the auditors selected to audit the Required Financial Statements to consent to the inclusion of such financial statements in Purchaser’s filings with the SEC under the 1934 Act and the 1933 Act, including providing such auditors with reasonable and customary representation letters in connection therewith (any such audits will be at Purchaser’s sole cost and expense); (iii) causing Seller’s counsel to respond to requests for information made by Purchaser or its accounting advisors; and (iv) providing such financial information (including accountant work papers) related to the Purchased Business and other assistance to Purchaser and its accounting advisors as Purchaser reasonably deems to be necessary to enable Purchaser to prepare and file the Required Financial Statements in accordance with the 1934 Act and Regulation S-X.

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(c)

In the event that the SEC makes any review or inquiry to Purchaser with respect to financial information of the Purchased Business, including any such inquiry regarding the Required Financial Statements, as promptly as practicable after being notified by Purchaser of such review or inquiry, Seller will provide such reasonable cooperation and assistance as may be required by Purchaser in responding to such review or inquiry at Purchaser’s expense.

12.16

Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by any party (including advisors, attorneys, consultants and lenders of such party) without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by applicable law (including, without limitation, any securities laws and regulations), in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and reasonably approve the substance contained in such release or announcement.

12.17

Survival.  The provisions of this Article 12 shall survive the Closing hereunder.

[Signatures on Following Page]

HNZW/482102_1.doc (Mountain View)/4232-13

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SELLER:

1600 MURCHISON, LLC,

a Delaware limited liability company

By:

___/s/ Brian Reynolds

Name:

Brian Reynolds

Title:

Manager

EXISTING OPERATOR:

INTEGRATED HEALTH SERVICES AT

HANOVER HOUSE, INC.,

a Delaware corporation

By:

__/s/ Brian Reynolds

Name:

Brian Reynolds

Title:

Secretary

PURCHASER:

GLOBAL HEALTHCARE REIT, INC.,

a Utah corporation

By:

___/s/ Christopher F. Brogdon

Name:

Christopher F. Brogdon

Title:

President

HNZW/482102_1.doc (Mountain View)/4232-13